Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 16, 2020 with respect to the consolidated financial statements of E-Home Household Service Holdings Limited, for the year ended June 30, 2020, in this Post-Effective Amendment No.4 to the Registration Statement on Form F-1 of E-Home Household Service Holdings Limited and the related Prospectus of E-Home Household Service Holdings Limited filed with the Securities and Exchange Commission.

/s/ TPS Thayer LLC

TPS Thayer LLC

Sugar Land, Texas

December 18, 2020